Exhibit 23
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     We have issued our report dated November 17, 2006, accompanying the financial statements included in the Annual Report of XATA Corporation on Form 10-KSB, for the year ended September 30, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of XATA Corporation on Form S-8 (File Nos. 333-113025, 333-85584, 333-59214, 333-28337, 333-03670, 33-94006, 33-89222, 33-74148 and 333-132247) and Form S-3 and amendments (File Nos. 333-113016, 333-111797, 333-113016, 333-111798, 333-111797, 333-82905 and 333-132246).
Minneapolis, Minnesota
December 18, 2006